EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Aquestive Therapeutics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2025.

Venrock Healthcare Capital Partners III, L.P. By: VHCP Management III, LLC Its: General Partner By: /s/ Sherman G. Souther Name: Sherman G. Souther Its: Authorized Signatory	Venrock Healthcare Capital Partners EG, L.P. By: VHCP Management EG, LLC Its: General Partner By: /s/ Sherman G. Souther Name: Sherman G. Souther Its: Authorized Signatory
VHCP Co-Investment Holdings III, LLC By: VHCP Management III, LLC Its: Manager By: /s/ Sherman G. Souther Name: Sherman G. Souther Its: Authorized Signatory
VHCP Management III, LLC By: /s/ Sherman G. Souther Name: Sherman G. Souther Its: Authorized Signatory	VHCP Management EG, LLC By: /s/ Sherman G. Souther Name: Sherman G. Souther Its: Authorized Signatory
Nimish Shah /s/ Sherman G. Souther Sherman G. Souther, Attorney-in-fact Bong Koh /s/ Sherman G. Souther Sherman G. Souther, Attorney-in-fact

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